UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2233 Argentia Road, Suite 401
 Mississauga, Ontario, L5N 2X7, Canada
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (905) 821-9669

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	STKL	The Nasdaq Stock Market LLC
Common Shares	SOY	The Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b 2 of the Securities Exchange Act of 1934 (17 CFR §240.12b 2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Overview

On April 15, 2021, SunOpta Inc. (the "Company") entered into an amendment (the "Amendment") to the Company's existing second amended and restated credit agreement dated as of December 31, 2020 (the "Existing Credit Agreement"), among the Company, SunOpta Foods Inc. ("SunOpta Foods"), the other borrowers and guarantors party thereto, the lenders party thereto (the "Lenders"), Bank of America, N.A., as administrative agent, collateral agent, an issuing bank and the swingline lender, and JPMorgan Chase Bank, N.A., as term loan administrative agent. As part of the Amendment, the Lenders allocated $20 million of their revolving credit commitments to a two-year first-in-last-out tranche (the "Tranche B Subfacility"), which was drawn in full on the closing date of the Amendment to finance a portion of the $33 million purchase price for the Company's acquisition of the Dream and WestSoy plant-based beverage brands from The Hain Celestial Group, Inc., which was also completed on April 15, 2021. Borrowings repaid under the Tranche B Subfacility may not be borrowed again. Each repayment of Tranche B Subfacility loans will result in an increase of each Lender's commitments under the Tranche A Subfacility on a pro rata basis. The material terms governing the remaining $230 million of the Lenders' asset-based revolving commitments (the "Tranche A Subfacility") remain unchanged.

Amortization payments on the aggregate principal amount of the Tranche B Subfacility are equal to $2,500,000, payable at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2022, with the remaining amount payable at the maturity thereof.  The Tranche B Subfacility is subject to a separate borrowing base applicable to certain eligible accounts receivable and inventory with advance rates separate from the Tranche A Subfacility.  In the event the loans outstanding under the Tranche B Subfacility exceed the Tranche B Subfacility borrowing base, the Administrative Agent will be entitled to take a reserve against the borrowing base applicable to the Tranche A Subfacility in the amount of such excess.

Guaranty and Security

All obligations under the Tranche B Subfacility are unconditionally guaranteed by substantially the same guarantors as the Tranche A Subfacility (the "Guarantors").

In addition, the Tranche B Subfacility is secured on substantially the same basis as the Tranche A Subfacility, which includes a first priority security interest in (x) substantially all of tangible and intangible assets of the Guarantors (subject to certain customary exceptions and qualifications) and (y) all the capital stock of, or other equity interests in, each Guarantor (other than the Company) and each Guarantors' direct restricted subsidiaries (subject to certain customary exceptions and qualifications) (collectively, the "Collateral").

Interest Rate and Fees

Borrowings under the Tranche B Subfacility bear interest based on various reference rates including LIBOR plus an applicable margin. With respect to loans under the Tranche B Subfacility, the applicable margin will be set quarterly based on average borrowing availability for the preceding fiscal quarter and will range from 1.50% to 2.00% for base rate borrowings and from 2.50% to 3.00% for eurocurrency rate, bankers' acceptance rate and European base rate borrowings, with a reduction of 0.25% when the Company's total leverage ratio is less than a specific threshold on or after the one year anniversary of the closing date of the Facilities.

Certain Covenants and Events of Default

The Tranche B Subfacility is subject to the same covenants and events of default as the Tranche A Subfacility.

The foregoing description of the Amendment is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Restatement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits

Exhibit No.	Description

10.1	First Amendment, dated as of April 15, 2021, amending the Second Restatement Agreement, dated as of December 31, 2020, among SunOpta Inc., SunOpta Foods Inc., the other borrowers and guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, collateral agent, an issuing bank and the swingline lender, and JPMorgan Chase Bank, N.A., as term loan administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ Scott Huckins

Scott Huckins
Chief Financial Officer

Date	April 19, 2021